EXHIBIT 99.3

NANOGEN, INC.

STOCK OPTION ASSUMPTION AGREEMENT

SYNX PHARMA INC.

STOCK OPTION PLAN

Optionee: «Employee»,

STOCK OPTION ASSUMPTION AGREEMENT effective as of the 21st day of April, 2004 by Nanogen, Inc., a Delaware corporation (“Nanogen”).

WHEREAS, the undersigned individual (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of SynX Pharma Inc. (“SynX”), a corporation organized under the Business Corporations Act (Ontario), which were granted to Optionee under the SynX Pharma Stock Option Plan (the “Plan”) and are each evidenced by a Stock Option Grant Notice (the “Option Agreement”).

WHEREAS, SynX has been acquired by Nanogen (the “Acquisition”) pursuant to the Plan of Arrangement, by and between Nanogen and SynX (the “Agreement”).

WHEREAS, the provisions of the Agreement require Nanogen to assume all obligations of SynX under all outstanding options under the Plan at the consummation of the Acquisition.

WHEREAS, pursuant to the provisions of the Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Acquisition is 0.123 of a share of Nanogen common stock (“Nanogen Stock”) for each outstanding share of SynX common stock (“SynX Stock”).

WHEREAS, this Agreement became effective immediately upon the consummation of the Acquisition (the “Effective Time”) in order to reflect certain adjustments to Optionee’s outstanding options which have become necessary by reason of the assumption of those options by Nanogen in connection with the Acquisition.

NOW, THEREFORE, it is hereby agreed as follows:

1. The number of shares of SynX Stock subject to the options held by Optionee immediately prior to the Effective Time (the “SynX Options”) and the exercise price payable per share are set forth below. Nanogen hereby assumes, as of the Effective Time, all the duties and obligations of SynX under each of the SynX Options. In connection with such assumption, the number of shares of Nanogen Stock purchasable under each SynX Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio and the exercise price payable has been converted from Canadian dollars into United States dollars. Accordingly, the number of shares of Nanogen Stock subject to each SynX Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Nanogen Stock under the assumed SynX Option shall also be as indicated for that option below.

SYNX STOCK OPTIONS		NANOGEN ASSUMED OPTIONS
# of Shares of SynX Common Stock	Exercise Price per Share	# of Shares of Nanogen Common Stock	Adjusted Exercise Price per Share
	Canadian $		U.S. $

2. The intent of the foregoing adjustments to each assumed SynX Option is to assure that the spread between the aggregate fair market value of the shares of Nanogen Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Acquisition, be not less than the spread which existed, immediately prior to the Acquisition, between the then aggregate fair market value of the SynX Stock subject to the SynX Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Acquisition, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the SynX Option immediately prior to the Acquisition and to convert the option exercise price from Canadian dollars into United States dollars.

3. The following provisions shall govern each SynX Option hereby assumed by Nanogen:

(a) Unless the context otherwise requires, all references in each Option Agreement and the Plan (as incorporated into such Option Agreement) (i) to the “Corporation” or “Company” shall mean Nanogen, (ii) to “Share” shall mean share of Nanogen Stock, (iii) to the “Board” shall mean the Board of Directors of Nanogen and (iv) to the “Committee” shall mean the Compensation Committee of the Nanogen Board of Directors.

(b) The grant date and the expiration date of each assumed SynX Option and all other provisions which govern either the exercise or the termination of the assumed SynX Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase Nanogen Stock.

(c) Pursuant to the terms of the Plan and the Agreement, none of your options assumed by Nanogen in connection with the transaction will vest and become exercisable on an accelerated basis upon the consummation of the Acquisition. Each SynX Option shall be assumed by Nanogen as of the Effective Time. Each such assumed SynX Option shall thereafter continue to vest for any remaining unvested shares of Nanogen Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

(d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee’s status as an employee or a consultant of SynX, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Nanogen or any present or future Nanogen subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed SynX Options upon Optionee’s cessation of service as an employee or a consultant of SynX shall hereafter be applied on the basis of Optionee’s cessation of employee or consultant status with Nanogen and its subsidiaries, and each assumed SynX Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Nanogen and its subsidiaries.

(e) The adjusted exercise price payable for the Nanogen Stock subject to each assumed SynX Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

(f) In order to exercise each assumed SynX Option, Optionee must deliver to Nanogen a written notice of exercise in which the number of shares of Nanogen Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Nanogen Stock and should be delivered to Nanogen at the following address:

Nanogen, Inc.

10398 Pacific Center Court

San Diego, California 92121

Attention: Stock Option Administrator

4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Acquisition shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

IN WITNESS WHEREOF, Nanogen, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 21st day of April, 2004.

NANOGEN, INC.

By:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her SynX Options hereby assumed by Nanogen are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.

«Employee», OPTIONEE

DATED:                     , 2004

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